EXHIBIT 12.1
  QWEST COMMUNICATIONS INTERNATIONAL INC.
  CALCULATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

  (Amounts in thousands, except for ratios)
  (unaudited)


                                                                Year Ended December 31,
                                        ---------------------------------------------------------------
                                           1997         1996         1995          1994        1993
                                        ---------------------------------------------------------------
  Income (loss) before income taxes        $23,580      $ (10,201)   $ (38,467)    $ (10,685)  $111,711
  Add:
     Interest on debt, net of
      capitalized interest                  18,895          6,827        4,248           219      3,319
     Interest expense portion of
      rental expense                         2,084          1,666        1,548         1,049      1,168
  Other                                        -              234           57            -           -

Earnings available for fixed
   charges                                 $44,559      $  (1,474)   $ (32,614)    $  (9,417)  $116,198
                                        ===============================================================
  Fixed Charges:
     Interest on debt                      $36,640      $   9,426    $   6,161     $     502   $  3,319
     Interest expense portion of
      rental expense                         2,084          1,666        1,548         1,049      1,168
     Preferred stock dividend                  -               -            -             -      15,981
                                        ---------------------------------------------------------------
  Total fixed charges                      $38,724       $  11,092   $   7,709     $   1,551    $ 20,468
                                        ================================================================
  Ratio of earnings to fixed charges          1.15             -           -              -         5.68
  Deficiency of earnings to fixed
     charges                                   -         $ (12,566)  $ (40,323)     $ (10,968)        -





                                                        12.1-1

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